Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into on April 16, 2004 (the “Effective Date”), by and between Spectre Gaming, Inc., a Minnesota corporation located at 800 Nicollet Mall, Minneapolis, Minnesota, 55402 (the “Company”), and Russell Mix, with a mailing address of 3100 West Burbank Blvd., Burbank, California 91505 (the “Executive”).

BACKGROUND

     A. The Company desires to employ Executive as the Company’s Chief Executive Officer and President in accordance with the terms and conditions of this Agreement, and wishes to obtain reasonable protection against unfair competition from Executive following termination of employment and to protect itself against unfair competition and the use of its confidential business and technical information.

     B. Executive wishes to provide services to the Company in exchange for compensation and is willing to grant the Company the benefits of the various covenants contained herein.

AGREEMENT

     Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment. The Company hereby employs Executive as the Company’s Chief Executive Officer and President, and Executive hereby accepts such employment and agrees to serve the Company to the best of his ability, promoting the Company’s interests and business and devoting his full business time, energy and skill to such employment; provided, however, that Executive shall be entitled to devote a minimal amount of time to Prolific Publishing, Inc. such that there is no impact on Executive’s duties owed to the Company hereunder.

     2. Duties and Powers. While Executive is employed hereunder, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote substantially all of Executive’s attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive pursuant hereto and under the Company’s bylaws as amended from time to time, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. In addition, Executive shall perform such other duties in the nature of a chief executive officer as the Company’s Board of Directors (the “Board”) or an executive committee thereof shall reasonably determine from time to time. Executive shall comply with the Company’s policies and procedures; provided, however, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

     3. Term. This Agreement shall commence on the Effective Date and continue for a three-year (3-year) period thereafter unless earlier terminated pursuant to Section 9.

     4. Salary. During the term of this Agreement, the Company shall pay to Executive a salary of Fourteen Thousand One Hundred Sixty-Six and No/Dollars ($14,166) per month, the equivalent of One Hundred Seventy Thousand and No/Dollars ($170,000) per year, which shall be paid in installments of Seven Thousand Eighty-Three and No/Dollars ($7,083) twice per month. On or prior to the one-year anniversary date of this Agreement, the Board will review and evaluate the performance of Executive, and may increase Executive’s salary hereunder. Notwithstanding the foregoing, in the event the Company attains operating profitability for two consecutive fiscal quarters during the term hereof, Executive’s annual salary shall thereupon automatically adjust to Two Hundred Thousand and No/Dollars ($200,000) per year, beginning as of the next fiscal quarter immediately following such profitable fiscal quarters.

5.      Annual Bonus.(a) Executive and the Board will work together to create a mutually acceptable bonus plan detailing agreed-upon goals and objectives for the Company for each fiscal year (or portion thereof) within ninety (90) days of the Effective Date. The bonus plan shall provide that if Executive attains certain goals and objectives identified therein, he shall be entitled to receive a cash bonus equal to at least one hundred percent (100%) of the salary paid to Executive during such fiscal year. In addition, the bonus plan may provide, or the Board may in its discretion determine to grant, additional cash bonus compensation to Executive for meeting certain other criteria (including exceeding all goals and objectives by certain amounts or percentages) in a maximum amount of up to two hundred percent (200%) of the salary paid to Executive during such fiscal year (or portion thereof).

(b)      At the election of Executive and with reasonable notice to the Board, all or any portion of any cash bonus payments under paragraph (a) above shall be satisfied by the issuance of options to purchase common stock of the Company in lieu of cash, with exercise prices equal to the fair market value of such common stock on any such date of election. Upon any such election, Executive shall receive options whose aggregate value, determined by using the Black-Scholes method of option valuation, are equal to the cash bonus payments to which Executive is entitled.

     6. Stock Option Grant. Executive shall receive a non-qualified option to purchase up to Six Hundred Thousand (600,000) shares of the Company’s common stock (the “Option”) at an exercise price of One Dollar and Fifty Cents ($1.50) per share. 60,000 shares of the Option shall vest immediately as of the Effective Date. The remaining Option shares shall vest as follows:

     (a) 60,000 shares shall vest on the one-year anniversary of the Effective Date;

     (b) 60,000 shares shall vest on the two-year anniversary of the Effective Date;

     (c) 60,000 shares shall vest on the three-year anniversary of the Effective Date;

     (d) 60,000 shares shall vest on the four-year anniversary of the Effective Date; and

     (e) The remaining 300,000 shares shall vest on the ten-year anniversary of the Effective Date or as set forth below, if earlier:

     (i) 60,000 shares shall vest upon the trading of the Company’s common stock at a per-share price of $3.00 or higher for a period of twenty (20) consecutive days;

     (ii) 60,000 shares shall vest upon the trading of the Company’s common stock at a per-share price of $5.00 or higher for a period of twenty (20) consecutive days;

     (iii) 60,000 shares shall vest upon the trading of the Company’s common stock at a per-share price of $7.00 or higher for a period of twenty (20) consecutive days;

     (iv) 60,000 shares shall vest upon the trading of the Company’s common stock at a per-share price of $9.00 or higher for a period of twenty (20) consecutive days; and

     (v) 60,000 shares shall vest upon the trading of the Company’s common stock at a per-share price of $10.00 or higher for a period of twenty (20) consecutive days.

     The Option shall be governed by the terms of a Stock Option Agreement, in the form attached hereto as Exhibit A, to be executed and delivered by the parties hereto contemporaneously with this Agreement or as soon as reasonably practicable thereafter (the “Stock Option Agreement”).

     7. Other Benefits. Executive shall be entitled to participate in or receive benefits under any employee-benefit plan made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans. Nonetheless, in its sole discretion the Company may amend or terminate any such employee-benefit plan providing benefits generally to its employees or its executive officers. Executive shall be entitled to an aggregate of three (3) weeks of paid vacation in each calendar year.

     8. Reimbursement of Business Expenses. Upon presentation of appropriate receipts and/or vouchers, the Company shall reimburse Executive for the reasonable and necessary expenses he incurs in connection with the performance of his duties, in accordance with any and all Company’s policies and procedures governing such expenses.

     9. Termination. Notwithstanding the term set forth in Section 3 hereof, this Agreement may be earlier terminated as set forth below:(a) by the Company without Cause upon 30 days written notice to Executive;

     (b) by Executive with Good Reason upon 30 days written notice to the Company, where “Good Reason” means: (i) a Change in Control of the Company (as defined in the Stock Option Agreement); (ii) a material breach of this Agreement by the Company; or (iii) any material and adverse diminishment of Executive’s responsibilities and authority under this Agreement;

     (c) by Executive voluntarily upon at least 30 days written notice to the Company, specifying an effective date for such termination;

     (d) by the Company, immediately upon written notice to Executive for the following events, each of which would constitute “Cause”: (i) Executive is convicted of a felony; (ii) Executive has materially breached this Agreement; (iii) Executive’s material violation of a Company policy that has a materially adverse effect on the Company; (iv) Executive’s failure to perform his duties as the Company’s Chief Executive Officer as required by this Agreement, which failure has not been cured by Executive after ten days written notice thereof to Executive by the Company; or (v) Executive’s consistent failure to meet the Company’s goals and objectives as identified by the Board;

     (e) upon the death or disability of Executive. For the purposes of this Agreement, Executive’s “disability” shall occur if Executive shall become incapacitated by accident or illness and, in the sole determination of the Board, shall be unable to perform the duties of the positions he then occupies with reasonable accommodation for a period of time of not less than 90 consecutive days, and the Company provides 30 days written notice to the Executive at any time after such period of disability.

     In the event of any termination occurring by virtue of paragraphs (a) through (e) above, Executive shall be entitled to compensation and benefits accrued through the effective date of termination; provided, however, that if there are any damages to the Company arising by virtue of a termination undertaken by the Company pursuant to paragraph (d) above, the Company shall be entitled to offset any amounts owed to Executive against any such damages. Furthermore, if Executive’s employment is terminated pursuant to paragraphs (a) or (b) above, he shall continue to receive the salary payments specified in Section 4 for the one-year period immediately following the effectiveness of any such termination (the “Severance Payments”).

     10. Confidential Information.

     (a) Executive will hold all Confidential Information (as defined below) in the strictest confidence and never use, disclose or publish any Confidential Information without the prior express written permission of the Company and its Board. Executive agrees to maintain control over any Confidential Information obtained, and restrict access thereto to the Company’s employees, agents or other associated parties who have a need to use such Confidential Information for its intended purpose. Executive agrees to advise and inform any party to whom he has provided access to the Confidential Information of its confidential nature, and further agrees to ensure that such parties be bound by the terms and obligations of this Agreement that relate to confidentiality.(b) Upon the Company’s request, all records and any compositions, articles, devices and other items which disclose or embody Confidential Information, including all copies or specimens thereof in Executive’s possession, whether prepared or made by Executive or others, will be delivered to the Company.

     (c) All documents and tangible items provided to Executive by the Company or created by Executive for use in connection with his employment by the Company are the sole and exclusive property of the Company and shall be promptly returned to the Company upon termination of employment with the Company, together with all copies, recordings, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.

     (d) For purposes of this Agreement and subject to the following paragraph, the term “Confidential Information” shall mean all information developed by Executive as a result of his work with, for, on behalf of or in conjunction with the Company and any information relating to the Company’s processes and products, including information relating to research, development, manufacturing, know-how, formulae, product ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of the Company. All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, which is treated by the Company as “Confidential Information,” or which Executive has a reasonable basis to believe is “Confidential Information,” will be presumed to be “Confidential Information.”

     Notwithstanding the foregoing definition, the term “Confidential Information” will not apply to information which (i) Executive can establish by documentation was known to Executive prior to its receipt by Executive from the Company, (ii) is lawfully disclosed to Executive by a third party not deriving such information from the Company, or (iii) is presently in the public domain or becomes a part of the public domain through no fault of Executive.

     (e) The Company shall in turn keep all personal nonpublic information about Executive that the Company may now have or hereafter acquire in strict confidence and shall not disclose any such personal nonpublic information except as required by law or ordered by a court of competent jurisdiction, or with the consent, express or implied, of Executive himself.

     11. Inventions. Executive and Company agree that the following covenants shall bind the parties:

     (a) Executive agrees that any “Invention” (as defined below) shall be the sole and exclusive property of the Company, and further agrees to: (i) promptly and fully inform the Company in writing of such Inventions; (ii) assign to the Company all of Executive’s rights to such Inventions, and to applications for patents and/or copyright registrations and to patents and/or copyright registrations granted upon such Inventions in the United States or in any foreign country; and (iii) promptly acknowledge and deliver to the Company, without charge to the Company but at the Company’s expense, such written instruments and do such other acts as may be necessary, in the reasonable opinion of the Company, to obtain and maintain patents and/or copyright registrations and to vest the entire rights, interest in and title thereto in the Company.

     (b) Executive and the Company understand that the provisions of this Agreement requiring assignment of Inventions to the Company will not apply to any particular Invention that: (i) Executive develops entirely on his own time; and (ii) Executive develops without using Company equipment, supplies, facilities or trade-secret information; and (iii) does not result from any work performed by Executive for the Company; and (iv) does not, at the time of conception or reduction to practice, directly relate to the Company’s business or to its actual or demonstrably anticipated research or development. Any such Invention will be owned entirely by Executive, even if developed by Executive during the term of this Agreement or otherwise during the time period of his employment with the Company. Finally, Executive agrees and covenants that he will not individually file any patent applications relating to Inventions without first obtaining an express release from a duly authorized Company representative.

     (c) For purposes of this Agreement, the term “Inventions” means all discoveries, improvements, inventions, ideas and works of authorship, whether patentable or copyrightable, conceived or made by Executive either solely or jointly with others, and relating to any consultation, work or services performed by Executive with, for on behalf of or in conjunction with the Company or based on or derived from Confidential Information.

     12. Restrictive Covenants. Executive agrees that during the period Executive is employed by the Company (commencing on the date of this Agreement), including any period thereafter during which Executive is receiving Severance Payments, Executive will not, without the prior express written consent of the Company, directly or indirectly, engage in any of the following actions:

     (a) render services, advice or assistance to any corporation, person, organization or other entity which engages in the marketing, selling, production, design or development of any product, good, service or procedure which is or may be used as an alternative, or which is or may be sold in competition with any product, good, service or procedure marketed, sold, produced, designed or developed by the Company (including products, goods, services or procedures being researched or under development by the Company currently or during Executive’s employment with the Company), or engage in any such activities in any capacity whatsoever, including without limitation as an employee, independent contractor, officer, director, manager, beneficial owner, partner, member or shareholder; provided, however, that Executive may be a shareholder of a corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, where his total holdings are less than one percent (1%) of the issuing corporation’s issued and outstanding publicly traded securities; or

     (b) induce, solicit, endeavor to entice or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, vendor, licensee, licensor or other business relation and the Company; or

     (c) induce, solicit or endeavor to entice or attempt to induce any employee of the Company to leave the employ of the Company, or to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person or entity, or to in any way interfere adversely with the relationship between any such employee and the Company.

     13. Conflicts of Interest. Executive agrees that he will not, directly or indirectly, transact business with the Company for his own benefit, or as agent, owner, partner or shareholder of any other entity; provided, however, that any such transaction may be entered into if approved by all of the disinterested members of the Board, of which Executive is a member director as of the date hereof, after full disclosure.

     14. Further Assurances. Each party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement.

     15. Arbitration.

     (a) The parties will, to the greatest extent possible, endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least five years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request the AAA to appoint an arbitrator which appointment will be final.

     (b) The arbitration will be held in that particular State and municipal location in which the Company’s headquarters, at the time of any such arbitration’s institution, is located. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 15 will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief, may be brought in a state or federal court in the particular State and municipal location in which the Company’s headquarters is then located.

     16. General Provisions.

     (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota without regard to its conflicts-of-law provisions. The venue for any action hereunder shall be in that particular State in which the Company’s headquarters shall, at the time of any such action’s institution, be located.

     (b) If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     (c) This Agreement contains the entire understanding of the parties with regard to all matters contained herein, except for the terms and conditions of the Stock Option Agreement referenced in Section 6. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard to the matters contained in this Agreement other than those referenced in this paragraph. This Agreement supersedes all prior agreements relating to the matters contained herein.

     (d) This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto; provided, however, that Executive may not assign this Agreement because the services to be rendered hereunder are unique and personal in nature.

     (e) This Agreement may be amended only in writing, signed by both parties. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     (f) Any notice to be given under this Agreement by either Executive or the Company shall be in writing and shall be effective upon personal delivery or delivery by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the party at the address set forth at the beginning of this Agreement, but each party may change its or his address by written notice in accordance with this paragraph. Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing.

     (g) The parties hereby mutually represent and warrant that they are authorized to execute and deliver this Agreement, that this Agreement will be valid and enforceable against each party upon their execution and delivery of the same, and that there are no restrictive agreements binding them which may affect their ability to perform their respective obligations hereunder.

     (h) If any party is made or shall become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the parties shall bear their own expenses and attorneys’ fees.

     (i) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Signatures delivered by facsimile and other means of electronic communication shall be valid and binding to the same extent as original signatures.

Signature Page Follows

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective as of the Effective Date.

COMPANY:

SPECTRE GAMING, INC.
a Minnesota corporation

/s/ Ronald E. Eibensteiner

RONALD E. EIBENSTEINER, Chairman

EXECUTIVE:

/s/ Russell Mix

Russell Mix